Exhibit 99

MEREDITH CORP. FISCAL 2018 THIRD QUARTER INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from Executive Chairman Steve Lacy, President and Chief Executive Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on today with us are Local Media Group President Paul Karpowicz and National Media Group President Jon Werther.

An archive of the call will be available today on our website later this afternoon. Our remarks this morning will include forward-looking statements, and actual results may differ from forecasts. Some of the reasons are described at the end of our news release that we issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website. With that, Steve will begin.

Steve Lacy (Introduction)

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier today.

I’ll begin with a review of the key strategic rationale that drove our acquisition of Time Inc.

Then I’ll turn it over to CEO Tom Harty who will:

•	Discuss the integration of Time Inc. and the strategies that we are pursuing to maximize our new and very exciting National Media portfolio; and

•	Update you on our Local Media Group operations.

CFO Joe Ceryanec will then:

•	Discuss our third-quarter results;

•	Detail several of the positive developments that have occurred since we announced the Time Inc. acquisition;

•	Walk you through the important changes we’ve made to our financial reporting; and

•	Provide you with our financial outlook for the balance of our fiscal 2018.

Before we get started today, let me provide you with some context around today’s conversation. February was our first month of operation as a new and combined company, and there are still many moving parts. These include the ongoing integration of Time Inc.’s operations; a number of assets that we have placed for sale or in fact have sold; a major sales reorganization; and a great deal of work on cost synergies.

Here are a few key observations:

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First, although it is difficult to surmise by looking at the reported numbers, the legacy Meredith National and Local media groups are performing in line with our expectations for the second half of fiscal 2018.

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Second, as we expected, turning around the advertising performance of the Time Inc. brands will, in fact, take some time, but I am extremely confident that we now have the right sales structure and right sales team in place.

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Third, while we don’t have any signed deals yet, we now in fact expect to significantly exceed our original expectations regarding potential asset sales. This is based on the strong interest that we have received to date, along with the value received for previous assets sold; and

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Finally, we are very pleased with our integration work so far, including the progress we are making on cost synergies that we expect to achieve. When we announced the deal, we estimated a synergy range of $400 to $500 million. After just three months of operation as a new and combined company, we now expect to exceed the high end of that range, and again, Tom will provide more details in just a few moments.

Part II - Acquisition Rationale (LACY)

Now, for a strategic review of the rationale behind the acquisition of Time Inc.

First, and most important, we created an unparalleled portfolio of national media brands with tremendous scale and efficiency. We now reach over 175 million unduplicated American consumers across media platforms, including 80 percent of adult millennial women, and that’s excluding the assets we’re holding for sale.

Second, we continue to benefit from our strong and growing Local Media Group. Our portfolio of 17 high-performing stations is a consistent generator of strong cash flow - averaging approximately $230 million of EBITDA annually. We have highly profitable duopolies in 5 of our 12 markets.

Third, we have significantly accelerated our digital scale. We now deliver nearly 140 million monthly unique visitors and 9 billion annual video views. This scale moves us solidly into the Top 10 among U.S.-based companies as ranked by traffic. Last month, People.com alone recorded a record 75 million unique monthly visitors. We are without a doubt the #1 digital publisher in the Lifestyle and Food categories, and the leader in reaching millennial women.

Fourth, we are accelerating consumer revenue diversification and growth. We possess a stable and recurring circulation revenue stream that’s now spread across more than 45 million paid subscribers. Our diversified non-advertising based revenue streams also include a highly profitable brand licensing business, e-commerce, and events.

Fifth, the combination meaningfully enhances our financial scale and our flexibility. Again, we expect annual cost synergies delivered to exceed $500 million by the end of the first two full years of operation. We have an excellent track record of achieving these cost synergies in prior acquisitions, and are confident in our ability to optimize the cost structure of the new and combined business.

Sixth, we expect to maintain a strong credit profile, continue to generate strong cash flow, and increase shareholder value over time. We currently have modest leverage — under 3x, including synergies. We plan to aggressively de-lever, using cash generated from upcoming asset sales and ongoing operations. We remain committed to annual dividend increases, and to delivering top-third Total Shareholder Return.

Finally, Meredith continues to be led by a very experienced and best-in-class management leadership team with a proven track record of consistently outperforming peers, and successfully integrating many acquisitions.

When we closed the Time, Inc. acquisition, we set in motion a two-year plan to integrate and optimize our new and combined portfolio. We have a lot to accomplish, but have really hit the ground running, as you’ll hear from Tom and Joe. We are very confident in our plan, and have set a goal to deliver $1 billion of debt reduction in fiscal 2019, and generate $1 billion of EBITDA in fiscal 2020.

With that, I’ll turn the discussion over to Tom Harty to update you on the integration of Time Inc. and the strategies we are pursuing to maximize our new National Media Group portfolio going forward.

Part III - Acquisition Go-Forward (HARTY)

Tom: Thanks Steve.

When we announced the completion of the Time Inc. acquisition, we outlined a go-forward strategy consisting of four key components:

•	Improving the advertising and circulation performance of the acquired Time Inc. properties to at least industry norms;

•	Aggressively growing revenue and raising the profit margins on the acquired Time Inc. digital properties to Meredith’s mid-to-high teens levels;

•	Conducting a portfolio review of the media assets and divesting those not core to our business; and

•	Fully realizing the high end of the $400 million to $500 million range of annual cost synergies by the end of the first two full years of operations.

Let me provide you with more detail on our progress for each of these initiatives, starting with improving advertising performance of the acquired properties to at least industry norms.

As previously communicated, it will take time to turn around the performance of the Time Inc. legacy brands. They have underperformed the industry due to a mid-2016 realignment of their advertising sales force. We have quickly implemented Meredith’s strategies, standards and disciplines across the portfolio to improve performance. These include:

•	Installing publishers at the brand level responsible for brand-specific sales for the print titles we acquired;

•	Maximizing our very successful and experienced Corporate Sales team, which acts as a central point of contact for our largest advertising relationships and streamlines client/agency communication;

•	Leveraging our industry-leading Digital Sales team to focus on scalable and innovative solutions for our marketing partners; and

•	Generating non-traditional revenue through our opportunistic Direct Media sales team.

Looking more closely at print advertising for the second half of our fiscal 2018:

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Legacy Meredith comparable print advertising revenues declined in the 10 percent range in the third quarter of our fiscal 2018. However, trends are improving, and fourth quarter fiscal 2018 ad revenues are running down in the mid-single digits.

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Legacy Time Inc. print advertising revenues are running down in the high-teens, excluding the brands we’ve placed for sale, although improving modestly as the period has progressed. As a reminder, the majority of the advertising inventory for the March 2018 quarter for legacy Time Inc.’s brands was sold before we closed on the acquisition.

•	A significant decline in cyclical pharmaceutical advertising is impacting results across our combined magazine portfolio.

•	As we discussed previously, we expect to see meaningful improvement in our advertising results as we progress through fiscal year 2019, which starts July 1, 2018.

The power of our new offerings is generating marketplace buzz and is already generating expanded client relationships. For example:

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We pitched a new program for General Mills that included native and influencer media, custom shopable solutions and retail activations. General Mills liked the idea so much they extended a partnership to us, a relationship neither Time Inc. nor Meredith has had in the past.

Turning to circulation, we have launched a large-scale initiative to use our much larger subscription database of 175 million individuals to cross-promote titles to both increase circulation revenue and lower subscription acquisition costs. There are opportunities to optimize newsstand, too, as the number of pockets we control nationwide has grown to nearly 1 million from 300,000. We are focused on higher-value magazines and bookazine products, which carry a higher price point to the consumer.
Our second go-forward strategy is to aggressively grow revenue and increase the margins of the acquired Time Inc. digital properties.

For the past five years, Meredith has operated a digital business that has delivered greater than 15 percent average annual revenue growth. It’s operating profit margins are in the mid-to-high teens. In fiscal 2017, we achieved the important milestone of digital ad revenue gains more than offsetting print ad declines - resulting in organic advertising growth for our national properties.

We are a viable alternative to Facebook and Google, with branded experiences and content expertise they don’t have. We believe there is tremendous upside raising legacy Time Inc.’s digital operating margins to Meredith’s level.

Second half fiscal 2018 digital advertising revenues across the National Media Group are expected to grow in the low single digits. This is on top of 16 percent growth in the year-ago period for the combined digital portfolio.

We have had some early success with the combined portfolio winning new digital business, as well. For example:

•	We are creating content for Whole Foods and sharing our market and consumer insights with the retailer. This innovative relationship will run across digital editorial, social and shopper marketing platforms, and harness emerging digital channels including e-commerce, voice and the connected home and car.

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Just last week, we delivered our new go-to-market strategy to the advertising and marketing community at Meredith’s NewFronts presentation. Among the highlights, we’re extending our Meredith sales guarantee to video, and introducing a new advertising product for video called Meredith Stories, which will allow advertisers to integrate easily alongside our premium editorial content.

Our third go-forward strategy is to review our portfolio and divest assets not core to our business.

Sales proceeds from Golf, Essence, Time Inc. UK, SI Play, and Sunset brands were approximately $300 million. These occurred either just before or right after we closed on the transaction.

We’ve completed a full review of our combined company’s portfolio and have taken these actions:

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We retained advisors to explore the sale of the TIME, Sports Illustrated, Fortune, and Money brands. Although we’re being selective about who participates, I can tell you that it’s very competitive. There are many well-qualified, well-capitalized participants, and preliminary indications are exceeding our initial model. We expect to be moving into a second round of qualified bidders in the near future. We also moved the 60 percent equity investment in Viant to an asset held for sale status as we have begun to explore the sale of this business.

•	In addition, we recently sold Meredith Xcelerated Marketing to Accenture Interactive. We believe MXM will be better positioned for growth with Accenture. That transaction closed last week on May 4.

Our fourth and final go-forward strategy is to exceed the $400 to $500 million range of annual cost savings we initially pledged to achieve within the first two full years of operation.

About half of the savings will come from reductions in headcount. The other half will come from savings in vendor contracts, real estate and non-headcount-related activities.

We are laser-focused on our strategy target, and are bringing to bear the cost discipline you’ve come to expect from Meredith. For example, since acquisition close:

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Staffing related to Time Inc.’s public company structure was eliminated immediately, including Time Inc.’s board of directors and senior management team. In late March, we announced further headcount reductions to eliminate duplicative positions, and consolidate certain functions at our headquarters in Des Moines, where operational costs are significantly less.

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From a vendor standpoint, we are closing Time Inc.’s customer service center in Florida, and moving fulfillment to an outsourced solution. This action accounts for more than 10 percent of our synergy target.

•	We are also finding distribution-related savings by combining mail at the printer and bundling magazines that go to the same subscriber.

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Regarding real estate, we are consolidating our New York presence to the former Time Inc. offices at 225 Liberty Street. This includes exiting The Foundry’s Brooklyn location, and leaving Meredith’s former mid-town Manhattan office space - where we have already sublet half our space and we are in active discussions for the remaining space. We will also look to consolidate other office locations as leases expire.

Part IV - Local Media Group Update (HARTY)

Turning to the Local Media Group, as I am sure you’ve heard from others, advertising performance for the broadcast television industry as a whole is experiencing a soft start to calendar 2018, plus there were some anomalies in the March quarter that did impact non-political advertising revenues across our station group:

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Many of our clients directed advertising spending toward the Winter Olympic games and Super Bowl, both of which were broadcast on NBC. Nashville is our sole NBC affiliate, and while it delivered a 12 percent growth in non-political advertising revenue in the third quarter, this rare occurrence impacted the rest of our portfolio.

•	Looking into the fiscal fourth quarter, non-political advertising pacings are improving.

Third quarter political advertising revenues were $2 million, thanks to stronger than expected gubernatorial primary activity in Illinois and Tennessee. This bodes well for the 2018 mid-term elections this fall. There are nine open governor seats in our markets - the most we’ve seen in decades - and we also expect several competitive races for the U.S. senate, including open seats in Tennessee and Arizona.

Other revenues and operating expenses increased. This was primarily due to growth in retransmission revenues from cable and satellite television operators, partially offset by higher programming fees paid to affiliated networks. Growth was also driven by contribution from MNI Targeted Media, which was part of the Time Inc. acquisition. MNI offers clients targeted advertising solutions aimed primarily at the local and regional levels.

As an example, MNI recently created a campaign for a retail client to support the opening of six new stores in the Los Angeles market. This campaign featured a cover-wrap to a unique issue of People magazine that was delivered to 90,000 subscribers who live within 35 miles of the new stores and have children in the home.

Now I’ll turn it to Joe for further update.

Part V - Positive Developments (CERYANEC)

Joe: Thanks Tom and good morning everybody.

Since we announced the Time Inc. acquisition, there have been several positive financial developments have occurred:

•	First, we have a head start on many of the initiatives, as Steve and Tom discussed today, because we were able to close just two months from the time we announced the deal.

•	Second, we have over $300 million more of cash on our balance sheet than we expected to have at this time — primarily because of the completed asset sales, again that Tom mentioned previously.

•	Third, we expect to receive more cash than we originally planned from future asset sales, and we believe we can minimize taxes through the use of loss carryforwards and tax planning.

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Fourth, we expect about $10 million in annual savings related to our credit facilities and bonds compared to our financial model because our offerings being very well-received and significantly oversubscribed; and

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Finally, we expect to save hundreds of millions of dollars in cash tax expenses over the next several years compared to our financial model due to changes in our effective tax rate. We expect a combined effective federal and state tax rate of 28 percent for our fiscal 2018, and between 26 and 28 percent thereafter.

The combination of these events will allow us to de-lever more quickly than we had originally expected, and leaves us feeling even more confident of the shareholder value that we expect to create.

Now, as Steve mentioned we’ve made a number of changes to our financial reporting. Let me walk you through some of the changes, beginning with the P&L:

•	First, keep in mind that we closed on the Time Inc. acquisition on January 31, so the results we issued this morning include just two months of Time’s operations.

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Next, you will see a Non-Operating Expense line that reflects a loss relating to Meredith’s equity investment in Texture. This is the digital magazine app that was acquired by Apple and we will continue to receive a revenue share for our content on this platform.

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The sale of Golf closed on February 7, Time Inc. UK closed on March 15, and we placed the TIME, Sports Illustrated, Fortune, Money and affiliated media brands up for sale during the quarter, as well as our equity investment in Viant. As a reminder, the revenues and costs related to the properties that have been sold or those currently for sale are not included in our fiscal 2018 third-quarter and nine-month revenues or costs. Instead, they are represented as a single line item called discontinued operations.

•	Lastly on the P&L, we took several special charges this quarter, including:

◦	Transaction and integration costs of $41 million.

◦	Severance and related benefit costs of $95 million.

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Now, moving over to our balance sheet, you will see both Assets and Liabilities Held for Sale. This represent brands and activities that we have placed for sale but hadn’t yet sold, and that would include Time, Sports Illustrated, Fortune, Money and affiliated media brands, as well as Viant and Meredith Xcelerated Marketing.

Part VI - Outlook (CERYANEC)

Turning now to our outlook for our fourth quarter of fiscal 2018, we expect:

•	National Media Group revenues to range from $590 million to $600 million.

•	Local Media Group revenues to range from $190 million to $195 million.

•	Total Company net earnings to range from $32 million to $44 million, and

•	Total Company adjusted EBITDA to range from $153 million to $158 million.

Lastly, as mentioned on our last call, we will return to our traditional guidance when we do our year end earnings call and give our outlook for fiscal 2019.

Now, I’ll turn it back to Steve for the conclusion and to lead the Q &A.

PART VII: CONCLUSION (LACY)

Steve: Thank you very much Joe.

As you can tell, there has been a tremendous amount of work done since we completed the acquisition of Time Inc.

Let me close our formal remarks with what we continue to believe is a compelling investment thesis for Meredith Corporation. The diverse businesses that we own and operate produce consistently strong free cash flow that is driven by:

•	Trusted national brands with an unrivaled reach to American women and particularly Millennials;

•	A great group of television stations in large and faster-growing markets;

•	A profitable and growing digital business;

•	Vibrant brand licensing activities based on our strong National Media Group brands; and

•	A strong and proven management team, a very successful record of integrating acquisitions, generating strong free cash flow and growing shareholder value over time.

Once again in closing, we are confident in our plan, and have set a goal to deliver $1 billion of debt reduction in fiscal 2019, and generate $1 billion of annual EBITDA in our fiscal 2020.

And now we’d be happy to answer any questions you might have.